Exhibit 99.3

May 23, 2006

Dear Valued Fargo Integrator,

We are pleased to inform you that Fargo has entered into a definitive merger agreement with HID Global. Attached is a press release announcing the transaction.

HID Global is a leading manufacturer in the access control industry, serving customers worldwide with proximity and contactless smart card technologies; central station managed access controllers; secure and custom card solutions; digital identity and photo card management software solutions; and electronic cylinders.

HID Global is comprised of leading product brands in the industry including HID and Indala brand access control readers and cards, and Synercard’s Asure ID credential management software solutions. Headquartered in Irvine, California, HID Global operates international offices that support more than 100 countries, and is a member of ASSA ABLOY Global Technologies Division.

Fargo’s business operations will remain unchanged. Your sales team and all other Fargo contacts are here to assist you. Likewise, your account status and any other order terms and conditions will remain unchanged.

Gary Holland will continue to lead Fargo Electronics and report to Denis Hebert, HID Global’s President and CEO.

By focusing on Fargo and HID Global’s shared emphasis on secure card issuance, our goal will be to provide you with an expanded array of credential management products, solutions, programs and services.

We are excited to become a part of HID Global as they bring a wealth of technology, innovation and adjacent industry leadership to the continued success of our businesses. HID Global’s principles and values are harmonious with Fargo’s a culture of innovation, industry leadership and world-class distribution.

Please feel free to contact me or any member of the Fargo or HID Global team if you have any questions.

Sincerely,

Kathleen Phillips

Head of Sales and Marketing

Fargo Electronics